Exhibit 15.a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

CHALLENGER ENERGY CORP.

Dear Sirs:

We hereby consent to the use in this Annual Report on Form 20-F of our Auditor’s Report dated March 13, 2008 with respect to the consolidated balance sheets of Challenger Energy Corp. as at December 31, 2007 and 2006 and the consolidated statement of loss, comprehensive loss and deficit and cash flows for each of the years in the three year period ended December 31, 2007 which is contained in this Form 20-F of Challenger Energy Corp. for the fiscal year ended December 31, 2007.

MEYERS NORRIS PENNY LLP

Chartered Accountants

Calgary, Canada

June 26, 2008